Exhibit 99.1

The Chubb Corporation 15 Mountain View Road • P.O. Box 1615 Warren, New Jersey 07061-1615 Telephone: 908-903-2000

FOR IMMEDIATE RELEASE

Chubb Reports Fourth Quarter Net Income per Share of $2.35;

Operating Income per Share Is a Record $2.29; Combined Ratio Is 84.3%

Net Income per Share for 2014 Is $8.62;

Operating Income per Share Is $7.63; Combined Ratio Is 88.3%

Company Expects 2015 Operating Income per Share

In Range of $7.35 to $7.65

Including Assumed 4 Point Impact of Catastrophes

WARREN, New Jersey, January 29, 2015 — The Chubb Corporation [NYSE: CB] today reported that net income in the fourth quarter of 2014 was $558 million compared to $569 million in the fourth quarter of 2013. Fourth quarter net income per share was $2.35, an increase of 5% over $2.24 in the fourth quarter of 2013.

Operating income was $544 million in the fourth quarter of 2014, compared to $526 million in the corresponding quarter of 2013. Operating income per share for the fourth quarter grew 11% to a record $2.29 in 2014 from $2.07 in 2013. The company defines operating income as net income excluding after-tax realized investment gains and losses.

Average diluted shares outstanding for the fourth quarter were 237.8 million in 2014 and 254.1 million in 2013.

Net written premiums for the fourth quarter increased 3% to $3.1 billion in 2014 from $3.0 billion in 2013. Excluding the effect of currency fluctuation, premiums grew 4%. Premiums were up 4% in the U.S. and were about flat outside the U.S. (up 4% in local currencies).

The fourth quarter combined loss and expense ratio was 84.3% in 2014 and 85.5% in 2013. The impact of catastrophes on the fourth quarter combined ratio was 0.8 percentage points in 2014 and 2.1 points in 2013. Excluding the impact of catastrophes, the fourth quarter combined ratio was 83.5% in 2014 and 83.4% in 2013.

The expense ratio for the fourth quarter was 30.5% in 2014 and 30.8% in 2013.

Property and casualty investment income after taxes for the fourth quarter declined 6% to $267 million in 2014 from $284 million in 2013.

Net income for the fourth quarter of 2014 included net realized investment gains of $18 million before tax ($0.06 per share after-tax). Net income for the fourth quarter of 2013 reflected net realized investment gains of $67 million before tax ($0.17 per share after-tax).

During the fourth quarter of 2014, Chubb repurchased 3.4 million shares of its common stock at a total cost of $346 million (an average of $100.58 per share).

Book value per share was $70.12 at December 31, 2014 compared to $70.00 at the end of the third quarter and $64.83 at December 31, 2013.

“Chubb had an outstanding fourth quarter and an excellent 2014,” said John D. Finnegan, Chairman, President and Chief Executive Officer. “For the quarter, we produced record quarterly operating income per share of $2.29. Our combined ratio in the quarter of 84.3% was our best combined ratio for any quarter in the past six years, reflecting strong underwriting performance in all of our business units as well as low catastrophe losses. We are also pleased that in the fourth quarter we continued to achieve renewal rate increases while maintaining high retention levels in all of our businesses.

“For the full year 2014,” said Mr. Finnegan, “we generated operating income per share of $7.63 and net income per share of $8.62, both of which were the second-highest of any year in our history. Our excellent results in 2014, and our consistent financial performance over time, demonstrate the successful execution of our business and underwriting strategies. We remain committed to our long-standing strategy of focusing on underwriting discipline and superior claims handling, combined with best-in-class producer relationships, a strong balance sheet and active capital management.”

Full Year Results

For the year ended December 31, 2014, net income was $2.1 billion or $8.62 per share, compared to $2.3 billion or $9.04 per share for the year ended December 31, 2013. Operating income totaled $1.9 billion in 2014 and $2.1 billion in 2013. Operating income per share was $7.63 per share in 2014 and $8.03 per share in 2013.

Average diluted shares outstanding were 243.5 million in 2014 and 259.4 million in 2013.

Net written premiums increased 3% to $12.6 billion in 2014 from $12.2 billion in 2013. Excluding the effect of currency fluctuation, premiums grew 4%. Premiums increased 4% in the U.S. and declined 1% outside the U.S. (increased 2% in local currencies).

The combined ratio in 2014 was 88.3% compared to 86.1% in 2013. The impact of catastrophes accounted for 3.6 percentage points of the combined ratio in 2014 and 3.4 points in 2013. Excluding the impact of catastrophes, the combined ratio was 84.7% in 2014 and 82.7% in 2013.

The expense ratio for the year was 31.4% in 2014 and 31.9% in 2013.

Property and casualty investment income after taxes for the year declined 4% to $1.1 billion.

Net income for 2014 included net realized investment gains of $369 million before tax ($0.99 per share after-tax). Net income for 2013 reflected net realized investment gains of $402 million before tax ($1.01 per share after-tax).

During 2014, Chubb repurchased 16.9 million shares of its common stock at a total cost of $1.6 billion, or an average cost of $92.05 per share.

Fourth Quarter Operations Review

Chubb Personal Insurance (CPI) net written premiums increased 4% in the fourth quarter of 2014 to $1.1 billion. CPI’s combined ratio for the fourth quarter was 83.9% in 2014 and 83.5% in 2013. The impact of catastrophes on CPI’s combined ratio in the fourth quarter was 0.1 percentage points in 2014 and 5.3 points in 2013. Excluding the impact of catastrophes, CPI’s combined ratio for the fourth quarter was 83.8% in 2014 and 78.2% in 2013.

Homeowners net written premiums were up 3%, and the combined ratio was 76.5% (76.4% excluding the impact of catastrophes). Personal Automobile net written premiums increased 4%, and the combined ratio was 95.2%. Other Personal lines premiums were up 6%, and the combined ratio was 95.1%.

Chubb Commercial Insurance (CCI) net written premiums for the fourth quarter of 2014 increased 5% to $1.3 billion. The combined ratio for the quarter was 88.5% in 2014 and 89.0% in 2013. The impact of catastrophes on CCI’s combined ratio in the fourth quarter accounted for 1.8 percentage points in 2014 compared to 0.6 points in 2013. Excluding the impact of catastrophes, CCI’s combined ratio for the fourth quarter was 86.7% in 2014 and 88.4% in 2013.

In the U.S., average third quarter CCI renewal rates were up 2%, renewal premium retention was 88% and the ratio of new to lost business was 1.4 to 1.

Chubb Specialty Insurance (CSI) net written premiums declined 1% in the fourth quarter of 2014 to $701 million. The combined ratio was 76.7%, compared to 81.9% in the fourth quarter of 2013.

Professional Liability (PL) net written premiums were flat, and PL had a combined ratio of 80.3%. In the U.S., average third quarter PL renewal rates were up 4%, renewal premium retention was 89% and the ratio of new to lost business was 1.3 to 1.

Surety net written premiums were down 6%, and the combined ratio was 48.6%.

2014 Operations Review

For the year ended December 31, 2014, Chubb Personal Insurance net written premiums increased 4% to $4.5 billion. CPI’s combined ratio was 90.9% in 2014 and 87.0% in 2013. The impact of catastrophes accounted for 5.5 percentage points of the combined ratio in 2014 and 7.2 points in 2013. Excluding the impact of catastrophes, CPI’s combined ratio was 85.4% in 2014 and 79.8% in 2013.

Homeowners net written premiums increased 4% and the combined ratio was 88.3% (79.4% excluding the impact of catastrophes). Personal Automobile net written premiums were up 1% and the combined ratio was 96.8%. Other Personal lines net written premiums increased 8%, and the combined ratio was 94.0%.

Chubb Commercial Insurance net written premiums for 2014 increased 2% to $5.4 billion. The combined ratio was 89.9% in 2014 and 86.5% in 2013. The impact of catastrophes accounted for 3.8 percentage points of the combined ratio in 2014 and 2.1 points in 2013. Excluding the impact of catastrophes, CCI’s combined ratio was 86.1% in 2014 and 84.4% in 2013.

In the U.S., average 2014 CCI renewal rates were up 3%, renewal premium retention was 87% and the ratio of new to lost business was 1.1 to 1.

Chubb Specialty Insurance net written premiums for 2014 increased 2% to $2.7 billion. The combined ratio was 80.5% in 2014 and 84.3% in 2013.

Professional Liability’s net written premiums were up 3%. PL had a combined ratio of 82.2%. In the U.S., average 2014 renewal rates for PL were up 5%, renewal premium retention was 88% and the ratio of new to lost business was 1.2 to 1.

Surety net written premiums declined 4%, and the combined ratio was 67.3%.

2015 Operating Income Guidance

Based on management’s current outlook, Chubb expects to achieve 2015 operating income per share in the range of $7.35 to $7.65.

This operating income guidance assumes for the full year 2015:

•	An increase of 1% to 3% in net written premiums, including a 2% negative impact of foreign currency translation.

•	A combined ratio of 89% to 90%.

•

Catastrophe losses that have an impact of 4 percentage points on the 2015 combined ratio. The impact of each percentage point of catastrophe losses on operating income per share is approximately $0.36.

•	A decline of 6% to 8% in property and casualty investment income after taxes, including a 1% negative impact of foreign currency translation.

•	Approximately 230 million average diluted shares outstanding.

The guidance and related assumptions are subject to the risks outlined in the company’s forward-looking information safe harbor statements (see below).

Webcast Conference Call to be held Today at 5 P.M.

Chubb’s senior management will discuss the company’s fourth quarter performance with investors and analysts today, January 29th, at 5 P.M. Eastern Time. The conference call will be webcast live on the Chubb website at www.chubb.com and archived later in the day for replay.

About Chubb

Since 1882, members of the Chubb Group of Insurance Companies have provided property and casualty insurance products to customers around the globe. These products are offered through a worldwide network of independent agents and brokers. The Chubb Group of Insurance Companies is known for financial strength, underwriting and loss-control expertise, tailoring products for the needs of high-net-worth individuals and commercial customers in niche markets and select industry segments, and outstanding claim service.

The Chubb Group of Insurance Companies is the marketing term used to describe several separately incorporated insurance companies under the common ownership of The Chubb Corporation. The Chubb Corporation is listed on the New York Stock Exchange [NYSE: CB] and, together with its subsidiaries, employs approximately 10,200 people throughout North America, Europe, Latin America, Asia and Australia. For more information regarding The Chubb Corporation, including a listing of the insurers in the Chubb Group of Insurance Companies, visit www.chubb.com.

Chubb’s Supplementary Investor Information Report is available on the Chubb website at www.chubb.com.

All financial results in this release and attachments are unaudited.

For further information contact:	Investors:	Glenn A. Montgomery (908) 903-2365

	Media:	Mark E. Greenberg (908) 903-2682

Definitions of Key Terms

Operating Income:

Operating income, a non-GAAP financial measure, is net income excluding after-tax realized investment gains and losses. Management uses operating income, among other measures, to evaluate its performance because the realization of investment gains and losses in any given period is largely discretionary as to timing and can fluctuate significantly, which could distort the analysis of trends.

Underwriting Income (Loss):

Management evaluates underwriting results separately from investment results. The underwriting operations consist of four separate business units: personal insurance, commercial insurance, specialty insurance and reinsurance assumed. Performance of the business units is measured based on statutory underwriting results. Statutory accounting principles applicable to property and casualty insurance companies differ in certain respects from generally accepted accounting principles (GAAP). Under statutory accounting principles, policy acquisition and other underwriting expenses are recognized immediately, not at the time premiums are earned. Statutory underwriting income (loss) is arrived at by reducing premiums earned by losses and loss expenses incurred and statutory underwriting expenses incurred.

Management uses underwriting results determined in accordance with GAAP, among other measures, to assess the overall performance of the underwriting operations. To convert statutory underwriting results to a GAAP basis, certain policy acquisition expenses are deferred and amortized over the period in which the related premiums are earned. Underwriting income (loss) determined in accordance with GAAP is defined as premiums earned less losses and loss expenses incurred and GAAP underwriting expenses incurred.

Property and Casualty Investment Income After Income Tax:

Management uses property and casualty investment income after income tax, a non-GAAP financial measure, to evaluate its investment results because it reflects the impact of any change in the proportion of tax exempt investment income to total investment income and is therefore more meaningful for analysis purposes than investment income before income tax.

Book Value per Common Share with Available-for-Sale Fixed Maturities at Amortized Cost:

Book value per common share represents the portion of consolidated shareholders’ equity attributable to one share of common stock outstanding as of the balance sheet date. Consolidated shareholders’ equity includes, as part of accumulated other comprehensive income or loss, the after-tax appreciation or depreciation, including unrealized other-than-temporary impairment losses, of the Corporation’s available-for-sale fixed maturities, which are carried at fair value. The appreciation or depreciation of available-for-sale fixed maturities is subject to fluctuation due to changes in interest rates and therefore could distort the analysis of trends. Management believes that book value per common share with available-for-sale fixed maturities at amortized cost, a non-GAAP financial measure, is an important measure of the underlying equity attributable to one share of common stock.

Combined Loss and Expense Ratio or Combined Ratio:

The combined loss and expense ratio, expressed as a percentage, is the key measure of underwriting profitability. Management uses the combined loss and expense ratio calculated in accordance with statutory accounting principles applicable to property and casualty insurance companies to evaluate the performance of the underwriting operations. It is the sum of the ratio of losses and loss expenses to premiums earned (loss ratio) and the ratio of statutory underwriting expenses to premiums written (expense ratio) after reducing both premium amounts by dividends to policyholders.

Net Written Premiums Growth (Decrease) Excluding the Impact of Foreign Currency Translation:

Management uses net written premiums growth (decrease) excluding the impact of foreign currency translation, a non-GAAP financial measure, to evaluate the trends in net written premiums, exclusive of the effect of fluctuations in exchange rates between the U.S. dollar and the currencies in which international business is transacted. The impact of foreign currency translation is excluded as exchange rates may fluctuate significantly and the effect of fluctuations could distort the analysis of trends. When excluding the impact of foreign currency translation, management uses the same exchange rate to translate each foreign currency denominated net written premium amount in both periods.

FORWARD-LOOKING INFORMATION

In this press release, the conference call identified above and otherwise, we may make statements regarding our results of operations, financial condition and other matters that are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements are made pursuant to the safe harbor provisions of the PSLRA and include statements regarding management’s 2015 operating income per share guidance and related assumptions. Forward-looking statements frequently can be identified by words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “will,” “may,” “should,” “could,” “would,” “likely,” “estimate,” “predict,” “potential,” “continue,” or other similar expressions. Forward-looking statements are made based upon management’s current expectations and beliefs concerning trends and future developments and their potential effects on Chubb. These statements are not guarantees of future performance. Actual results may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties, which include, among others, those discussed or identified from time to time in Chubb’s public filings with the Securities and Exchange Commission and those associated with:

•	global political, economic and market conditions, particularly in the jurisdictions in which we operate and/or invest, including:

—	changes in credit ratings, interest rates, market credit spreads and the performance of the financial markets;

—	currency fluctuations;

—	the effects of inflation;

—	changes in domestic and foreign laws, regulations and taxes;

—	changes in competition and pricing environments;

—	regional or general changes in asset valuations;

—	the inability to reinsure certain risks economically; and

—	changes in the litigation environment;

•	the effects of the outbreak or escalation of war or hostilities;

•	the occurrence of terrorist attacks, including any nuclear, biological, chemical or radiological events;

•

premium pricing and profitability or growth estimates overall or by lines of business or geographic area, and related expectations with respect to the timing and terms of any required regulatory approvals;

•	adverse changes in loss cost trends;

•	our ability to retain existing business and attract new business at acceptable rates;

•	our expectations with respect to cash flow and investment income and with respect to other income;

•	the adequacy of our loss reserves, including:

—	our expectations relating to reinsurance recoverables;

—	the willingness of parties, including us, to settle disputes;

—	developments in judicial decisions or regulatory or legislative actions relating to coverage and liability, in particular, for asbestos, toxic waste and other mass tort claims;

—	development of new theories of liability;

—	our estimates relating to ultimate asbestos liabilities; and

—	the impact from the bankruptcy protection sought by various asbestos producers and other related businesses;

•	the availability and cost of reinsurance coverage;

•

the occurrence of significant weather-related or other natural or human-made disasters, particularly in locations where we have concentrations of risk or changes to our estimates (or the assessments of rating agencies and other third parties) of our potential exposure to such events;

•

the impact of economic factors on companies on whose behalf we have issued surety bonds, and in particular, on those companies that file for bankruptcy or otherwise experience deterioration in creditworthiness;

•

the effects of disclosures by, and investigations of, companies we insure, particularly with respect to our lines of business that have a longer time span, or tail, between the incidence of a loss and the settlement of the claim;

•	the impact of legislative, regulatory, judicial and similar developments on companies we insure, particularly with respect to our longer tail lines of business;

•

the impact of legislative, regulatory, judicial and similar developments on our business, including those relating to insurance industry reform, terrorism, catastrophes, the financial markets, solvency standards, capital requirements, accounting guidance and taxation;

•	any downgrade in our claims-paying, financial strength or other credit ratings;

•	the ability of our subsidiaries to pay us dividends;

•	our plans to repurchase shares of our common stock, including as a result of changes in:

—	our financial position and financial results;

—	our capital position and/or capital adequacy levels required to maintain our existing ratings from independent rating agencies;

—	our share price;

—	investment opportunities;

—	opportunities to profitably grow our property and casualty insurance business; and

—	corporate and regulatory requirements; and

•	our ability to implement management’s strategic plans and initiatives.

Chubb assumes no obligation to update any forward-looking statement set forth in this document, which speak as of the date hereof.

THE CHUBB CORPORATION

SUPPLEMENTARY FINANCIAL DATA

(Unaudited)

	Periods Ended December 31
	Fourth Quarter		Twelve Months
	2014	2013	2014	2013
	(in millions)

PROPERTY AND CASUALTY INSURANCE
Underwriting
Net Premiums Written	$3,138	$3,038	$12,592	$12,224
Decrease (Increase) in Unearned Premiums	(22)	2	(264)	(158)

Premiums Earned	3,116	3,040	12,328	12,066

Losses and Loss Expenses	1,669	1,658	6,985	6,520
Operating Costs and Expenses	954	933	3,941	3,893
Decrease (Increase) in Deferred Policy Acquisition Costs	3	10	(45)	(59)
Dividends to Policyholders	13	9	45	37

Underwriting Income	477	430	1,402	1,675

Investments
Investment Income Before Expenses	334	360	1,368	1,436
Investment Expenses	9	11	39	45

Investment Income	325	349	1,329	1,391

Other Income (Charges)	—	(5)	(4)	6

Property and Casualty Income	802	774	2,727	3,072

CORPORATE AND OTHER	(58)	(55)	(235)	(237)

CONSOLIDATED OPERATING INCOME BEFORE INCOME TAX	744	719	2,492	2,835

Federal and Foreign Income Tax	200	193	634	751

CONSOLIDATED OPERATING INCOME	544	526	1,858	2,084

REALIZED INVESTMENT GAINS AFTER INCOME TAX	14	43	242	261

CONSOLIDATED NET INCOME	$558	$569	$2,100	$2,345

PROPERTY AND CASUALTY INVESTMENT INCOME AFTER INCOME TAX	$267	$284	$1,089	$1,138

	Periods Ended December 31
	Fourth Quarter		Twelve Months
	2014	2013	2014	2013

OUTSTANDING SHARE DATA
(in millions)
Average Common and Potentially Dilutive Shares	237.8	254.1	243.5	259.4
Actual Common Shares at End of Period	232.4	248.3	232.4	248.3

DILUTED EARNINGS PER SHARE DATA
Operating Income	$2.29	$2.07	$7.63	$8.03
Realized Investment Gains	.06	.17	.99	1.01

Net Income	$2.35	$2.24	$8.62	$9.04

Effect of Catastrophes	$(.07)	$(.17)	$(1.19)	$(1.03)

	Dec. 31 2014	Dec. 31 2013

BOOK VALUE PER COMMON SHARE	$70.12	$64.83

BOOK VALUE PER COMMON SHARE,
with Available-for-Sale Fixed Maturities at Amortized Cost	65.03	61.86

PROPERTY AND CASUALTY UNDERWRITING RATIOS

PERIODS ENDED DECEMBER 31

	Fourth Quarter		Twelve Months
	2014	2013	2014	2013

Losses and Loss Expenses to Premiums Earned	53.8%	54.7%	56.9%	54.2%
Underwriting Expenses to Premiums Written	30.5	30.8	31.4	31.9

Combined Loss and Expense Ratio	84.3%	85.5%	88.3%	86.1%

Effect of Catastrophes on Combined Loss and Expense Ratio	0.8%	2.1%	3.6%	3.4%

PROPERTY AND CASUALTY LOSSES AND LOSS EXPENSES COMPONENTS

PERIODS ENDED DECEMBER 31

	Fourth Quarter		Twelve Months
	2014	2013	2014	2013
	(in millions)

Paid Losses and Loss Expenses	$1,865	$1,937	$7,030	$7,102
Decrease in Unpaid Losses and Loss Expenses	(196)	(279)	(45)	(582)

Total Losses and Loss Expenses	$1,669	$1,658	$6,985	$6,520

PROPERTY AND CASUALTY PRODUCT MIX

	Net Premiums Written			Combined Loss and Expense Ratios
			% Increase (Decrease)
	2014	2013		2014	2013
	(in millions)

QUARTERS ENDED DECEMBER 31

Personal Insurance
Automobile	$182	$175	4%	95.2%	93.9%
Homeowners	672	651	3	76.5	75.8
Other	265	249	6	95.1	96.8

Total Personal	1,119	1,075	4	83.9	83.5

Commercial Insurance
Multiple Peril	284	279	2	85.4	73.5
Casualty	393	395	(1)	99.8	102.9
Workers’ Compensation	284	245	16	80.2	91.5
Property and Marine	357	340	5	84.4	83.1

Total Commercial	1,318	1,259	5	88.5	89.0

Specialty Insurance
Professional Liability	628	627	—	80.3	85.9
Surety	73	78	(6)	48.6	53.9

Total Specialty	701	705	(1)	76.7	81.9

Total Insurance	3,138	3,039	3	84.3	85.5

Reinsurance Assumed	—	(1)	*	*	*

Total	$3,138	$3,038	3	84.3	85.5

TWELVE MONTHS ENDED DECEMBER 31

Personal Insurance
Automobile	$740	$731	1%	96.8%	94.8%
Homeowners	2,765	2,662	4	88.3	82.3
Other	1,003	929	8	94.0	94.8

Total Personal	4,508	4,322	4	90.9	87.0

Commercial Insurance
Multiple Peril	1,121	1,113	1	87.6	83.3
Casualty	1,644	1,635	1	92.5	97.3
Workers’ Compensation	1,158	1,091	6	83.1	89.6
Property and Marine	1,479	1,434	3	94.0	74.6

Total Commercial	5,402	5,273	2	89.9	86.5

Specialty Insurance
Professional Liability	2,381	2,319	3	82.2	89.3
Surety	300	314	(4)	67.3	47.2

Total Specialty	2,681	2,633	2	80.5	84.3

Total Insurance	12,591	12,228	3	88.3	86.2

Reinsurance Assumed	1	(4)	*	*	*

Total	$12,592	$12,224	3	88.3	86.1

*	The change in net premiums written and the combined loss and expense ratios are no longer presented for the Reinsurance Assumed business since it is in runoff.